Exhibit 3.1

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:		20071480966

1.	Entity name:	WestMountain Gold, Inc.
(If changing the name of the corporation,
indicate name before the name change)

2.	New Entity name:
(if applicable)

3.	Use of Restricted Words	☐	“bank” or “trust” or any derivative thereof
	(if any of these terms	☐	“credit union”	☐	“savings and loan”
	are contained in an	☐	“insurance”, “casualty”, “mutual”, or “surety”
entity name, trade
name or trademark
stated in this
document, mark the
applicable box):

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s
period of duration
as amended is less
than perpetual, state
the date on which
the period of
duration expires:
(mm/dd/yyyy)

or

If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and address(es) of the
individual(s) causing the document
to be delivered for filing:
		Biagi, Jr.	James	A
		(Last)	(First)	(Middle)	(Suffix)

701 Fifth Avenue
(Street name and number or Post Office information)

Suite 2800

		Seattle	WA	98104
		(City)	(State)	(Postal/Zip Code)

United States
		(Province – if applicable)	(Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box        ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

WESTMOUNTAIN GOLD, INC.

CERTIFICATE OF DESIGNATION OF
RIGHTS AND PREFERENCES OF
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the Colorado Revised Statutes the undersigned corporation hereby executes the following Certificate of Designation:

FIRST: The name of the corporation is WESTMOUNTAIN GOLD, INC. (the "Corporation").

SECOND: The Corporation is authorized to issue 200,000,000 Common Shares of one class, with unlimited voting rights, all with a par value of $0.001 per share and 1,000,000 Preferred Shares, all with a par value of $0.10 per share, to have such classes and preferences as the Board of Directors may determine from time to time.

THIRD: The Certificate of Designation of Rights, Preferences and Privileges of Series A Convertible Preferred Stock is attached hereto as Exhibit A.

FOURTH: The Certificate of Designation of Rights, Preferences and Privileges of the Series A Convertible Preferred Stock does not call for an increase or decrease in the total number of shares of Preferred Stock or in the total number of shares of Common Stock authorized in the Corporation’s Articles of Incorporation, and does not provide for an exchange, reclassification, or cancellation of any issued shares.

FIFTH: The Certificate of Designation of Rights, Preferences and Privileges of the Series A Convertible Preferred Stock was adopted and approved by the Board of Directors of the Corporation on November 29, 2013, without shareholder action.  Shareholder action with regard to the Certificate of Designation is not required.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by a duly authorized officer, this 2nd day of December, 2013.

WESTMOUNTAIN GOLD, INC.

/s/ Gregory Schifrin
By: Gregory Schifrin
Its: Chief Executive Officer

CERTIFICATE OF DESIGNATION OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

WESTMOUNTAIN GOLD, INC.

Series A Convertible Preferred Stock.  The first series of preferred stock of WestMountain Gold, Inc. (the “Corporation”) shall be designated Series A Convertible Preferred Stock (the “Series A Preferred”), par value $0.10 per share, and shall consist of Twelve Thousand One Hundred (12,100) shares.  The Series A Preferred shall have the following rights, preferences, privileges and restrictions set forth in this Certificate of Designation.

1. Dividends.  The holders of outstanding shares of Series A Preferred shall be entitled to receive an annual dividend on each share of Series A Preferred at a rate equal to ten percent (10%) per annum of the original issue price of Thirty Dollars (USD $50.00) per share (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), which dividend shall be payable in two equal installments each year on January 1 and July 1, payable at the election of the Corporation all in cash or all in shares of common stock of the Corporation; provided, however, that the Corporation has assets legally available to pay said dividend.  The dividend on the Series A Preferred shall be payable in preference and priority to any declaration or payment of any distribution on the common stock of the Corporation.  No distributions shall be made with respect to the common stock of the Corporation until all annual dividends on the Series A Preferred have been paid or set aside for payment to the holders of such Series A Preferred Stock.  The right to receive dividends on shares of Series A Preferred shall be cumulative, whether or not declared.

2. Voting Rights.  Each holder of outstanding shares of Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock of the Corporation into which the shares of Series A Preferred held by such holder are then convertible as of the applicable record date.  The holders of shares of Series A Preferred (a) shall be entitled to vote on all matters on which the holders of common stock are entitled to vote, and (b) shall  be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation.  Except as otherwise expressly provided in this Certificate of Designation or in the Corporation’s Articles of Incorporation, or as otherwise required by applicable Colorado law, the holders of the Series A Preferred and the holders of common stock shall vote together as a single voting group on all matters.

3. Election of Directors.  The holders of the Series A Preferred shall not be entitled to cumulate voting at any election of the members of the Board of Directors of the Corporation.

4. Conversion.  Subject to the Corporation’s redemption rights set forth in Section 5 below, the holders of the Series A Preferred shall have the following conversion rights (the “Conversion Rights”):

(a) Conversion at Option of Holder.  Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock as is determined by dividing $50.00 (plus the aggregate amount of accrued but unpaid dividends, whether or not declared) by the Conversion Price (as defined below) in effect at the time of conversion.  The Conversion Price at which shares of common stock shall be deliverable upon conversion of Series A Preferred without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be One and 00/100 Dollars (USD $1.00) per share.  Such initial Conversion Price and the rate at which shares of Series A Preferred may be converted into shares of common stock, shall be subject to adjustment as provided in Section 4(c) below.

(b) Conversion at Option of Company.

(i) If at any time after the original issue date of the Series A Preferred the Corporation’s common stock is trading at a minimum closing price of One and 75/100 Dollars (USD $1.75) per share for twenty (20) consecutive trading days with an average daily trading volume of 75,000 shares or more during such 20-day period (the “Threshold Trading Levels”), the Corporation shall have the right and option to require all holders of outstanding shares of Series A Preferred to convert their shares of Series A Preferred into common stock at the Conversion Price then in effect.

(ii) At any time after the fifth (5th) anniversary of the original issue date of the Series A Preferred, the Corporation shall have the right and option: (A) to require all holders of outstanding shares of Series A Preferred to convert their shares of Series A Preferred into common stock at the Conversion Price then in effect, or (B) to redeem all of the outstanding shares of Series A Preferred for the Redemption Price set forth in Section 5(a) below.

(c) Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time after the original issue date of the Series A Preferred effect a stock split or other subdivision of the outstanding shares of common stock, the Conversion Price then in effect immediately before that stock split or subdivision shall be proportionately decreased.  If the Corporation shall at any time after the original issue date of the Series A Preferred effect a reverse split or other combination of the outstanding shares of common stock, the Conversion Price then in effect immediately before that reverse split or combination shall be proportionately increased.  Any adjustment under this paragraph (c) shall become effective as of the close of business on the date the subdivision or combination becomes effective.

(d) No Fractional Shares.  No fractional shares of common stock shall be issued upon any conversion of the Series A Preferred.  In lieu of fractional shares, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

(e) Mechanics of Conversion.  In order to convert shares of Series A Preferred into shares of common stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred at the office of the transfer agent (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice specifying the number of shares of Series A Preferred being converted and the name and address of the person to whom the certificate for the shares of common stock should be issued.  All shares of Series A Preferred, which shall have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights to receive dividends, shall immediately cease and terminate on the effective conversion date, except only the right to receive shares of common stock in exchange therefor.  Any shares of Series A Preferred so converted shall be retired and cancelled, and shall not be reissued.

5. Redemption Rights.  To the extent the outstanding shares of Series A Preferred have not already been converted pursuant to Section 4 above, the Series A Preferred may be redeemed by the Corporation as follows:

(a) At any time and from time to time during the period commencing on the date immediately following the second (2nd) anniversary of the original issue date of the Series A Preferred and continuing up to the fifth (5th) anniversary of the original issue date of the Series A Preferred, the Corporation shall have the right and option to redeem the outstanding shares of Series A Preferred; provided, however, that the trading price and volume of the Corporation’s common stock are at the Threshold Trading Levels set forth in Section 4(b)(i) above at the time the Corporation elects to redeem the Series A Preferred.  The redemption price for each share of Series A Preferred shall be one hundred and twenty percent (120%) of the original issue price 120% x $50.00 = $60.00) plus the amount of any accrued and unpaid dividends on the Series A Preferred (the “Redemption Price”).  The Redemption Price shall be subject to any equitable adjustment in the event of any share dividend, share split, share distribution or combination with respect to such shares.

(b) The Corporation shall give not less than thirty (30) days’ advance written notice to each holder of outstanding shares of Series A Preferred of the Corporation’s election to redeem such shares, during which 30-day period each holder of Series A Preferred may elect, in lieu of such redemption, to convert all or any part of his/her/its shares of Series A Preferred into common stock at the Conversion Price then in effect by giving written notice to the Corporation of such election to convert.

(c) If a holder of Series A Preferred does not elect to convert all of his/her/its shares of Series A Preferred, the Redemption Price for any unconverted shares of Series A Preferred that are redeemed by the Corporation shall be payable in cash to the holder(s) thereof within fifteen (15) days of the expiration of the 30-day notice period set forth in Section 5(b) above.

(d) At any time after the fifth (5th) anniversary of the original issue date of the Series A Preferred, the Corporation shall have the right and option to redeem all of the then outstanding shares of Series A Preferred for the Redemption Price set forth in Section 5(a) above without regard to whether the Threshold Trading Levels have been reached at any time prior thereto.

6. Liquidation Rights.  If, prior to the date all of the Series A Preferred shares are redeemed or converted, there is a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, or a sale of all or substantially all of the assets of the Corporation, or a merger, consolidation or statutory share exchange in which the Corporation’s shareholders do not continue to own at least fifty percent (50%) of the voting power of the surviving entity (any such event, a “Liquidation Event”), the Corporation’s assets available for distribution to the Corporation’s shareholders shall be distributed in the following order and amounts:

(a) Series A Preferred Stock.  The holders of any then outstanding Series A Preferred shares shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, and prior and in preference to any distribution of any of the Corporation’s assets to the holders of common stock by reason of their ownership thereof, an amount per share equal to the sum of: (i) the original issue price of Fifty Dollars (USD $50.00) for each outstanding share of Series A Preferred, plus (ii) an amount equal to any accrued and unpaid dividends (whether or not declared) on the Series A Preferred at the dividend rate set forth in Section 1 above (together, the “Series A Liquidation Amount”).  The Series A Liquidation Amount shall be subject to equitable adjustment in the event of any share dividend, share split, share distribution or combination with respect to such shares.

If upon such dissolution, liquidation or winding up of the Corporation the remaining assets available for distribution to its shareholders are insufficient to pay the holders of shares of Series A Preferred the full Series A Liquidation Amount to which they shall be entitled, the holders of the Series A Preferred shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred held by them upon such distribution.

(b) Common Stock.  Upon payment in full of the Series A Liquidation Amount, any remaining assets of the Corporation available for distribution shall be distributed ratably among the holders of the Corporation’s common stock.

(c) Distributions Other Than Cash.  Whenever the distribution provided for in this Section 6 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property determined in good faith by the Board of Directors of the Corporation.

7. Protective Provisions.  The Corporation shall not amend, alter or repeal any preferences, rights, or other terms of the Series A Preferred so as to adversely affect the Series A Preferred , without the written consent or affirmative vote of the holders of at least sixty-six and two-thirds percent (66.66%) of the then outstanding shares of Series A Preferred, voting as a separate voting group, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of the Series A Preferred.